Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Head of Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
November 7, 2023
American Equity Reports Record Non-GAAP Operating ROE1 and FIA Sales as the AEL 2.0 Strategy Delivers with 25% Allocation to Private Assets and Nearly 20% "Fee-Earning" Reinsured Balances
Company Highlights
•Third quarter 2023 net income available to common stockholders of $465.2 million, or $5.82 per diluted common share compared to net income of $434.0 million, or $4.90 per diluted common share for third quarter 2022 restated for the adoption of Accounting Standards Update 2018-12 — more commonly known as Long Duration Targeted Improvements or LDTI
•Non-GAAP operating income available to common stockholders1 for the third quarter 2023 was $195.5 million, or $2.45 per diluted common share; Notable items2 positively impacted results in the quarter by $21.0 million, or $0.26 per share, after-tax
•On a trailing twelve-month basis, GAAP return on equity of 47.3% and non-GAAP operating return on equity1 of 18.6%
•Record total sales4 of $2.2 billion, substantially all of which were in fixed index annuity (FIA) sales. Total FIA sales increased 18% from the second quarter of 2023 and 203% from the third quarter of 2022
•Investment yield improved sequentially by 27 basis points while raising a significant cash position in the investment portfolio
•Since the unveiling of the AEL 2.0 strategy three years ago, total investment portfolio yield, excluding non-trendable items3, is up 69 bps to 4.69% in the third quarter of 2023 compared to the third quarter of 2020 with on-balance sheet invested assets of $49.7 billion and $53.1 billion, respectively
•In the third quarter, ceded $870 million of flow reinsurance to reinsurance partners creating "fee-like" revenues and growing account value subject to recurring fees under reinsurance agreements to $11.6 billion
•Positive net flows in the quarter with account value in-force, net of reinsurance, up $276 million to $47.4 billion; Expected full year 2023 FIA sales of over $7 billion

WEST DES MOINES, Iowa (November 7, 2023) – American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs), today reported its third quarter 2023 results. Sales momentum continued in both the independent agent channel and bank and broker-dealer channel resulting in record sales while the investment portfolio yield increased from the second quarter of 2023.

American Equity's President and CEO, Anant Bhalla stated: "We have delivered on every aspect of our strategy flywheel, achieving positive net flows and growing our new origination platform to an annualized run-rate of more than $8 billion of FIA sales. Our in-house expertise in asset and market specialist selection positioned us to achieve a 25% allocation to private assets that has delivered 69 basis points of yield enhancement, excluding non-trendable items3, on our nearly $50 billion of invested assets while currently holding $6.8 billion, or 13.6% of the investment portfolio, in cash and cash equivalents. We expect this liquidity to be deployed opportunistically after the close of the planned merger transaction with Brookfield Reinsurance (NYSE, TSX: BNRE) to bring the total allocation to private assets within the AEL 2.0 strategy target of 30-40%. Our strong investment spread, in combination with $11.6 billion of reinsured balances that generate capital-light, "fee-like" annualized run-rate earnings north of $100 million, delivers a superior return on equity to traditional spread-based insurers as is evidenced by our trailing twelve-month return on equity, based on non-GAAP operating income available to common stockholders1, of 18.6%."
Non-GAAP operating income available to common stockholders1 for the third quarter of 2023 was $195.5 million, or $2.45 per diluted common share, compared to non-GAAP operating income (loss) available to common stockholders1 of $127.6 million, or $1.62 per diluted common share, for the second quarter of 2023 and $(8.7) million, or $(0.10) per diluted common share, for the third quarter of 2022, restated for the adoption of LDTI. For the third quarter of 2023, non-GAAP operating income available to common stockholders1 was positively affected by $21.0 million, or $0.26 per share, after taxes, from notable items2. Results in the second quarter of 2023 included negative notable items2 of $8.9 million, or $0.11 per share after taxes, while the third quarter of 2022 included negative notable items2 of $181.9 million, or $2.05 per share after taxes.
The year-over-year change in quarterly non-GAAP operating income available to common stockholders1 excluding the impact of notable items2 reflects a decrease in the quarterly change in the Market Risk Benefit liability, increased recurring fee revenue related to reinsurance and higher surrender charge fee income.
Compared to the second quarter of 2023, quarterly non-GAAP operating income available to common stockholders1 excluding the impact of notable items2 increased reflecting improved investment spread, higher fee revenues, lower operating expenses, and a smaller increase in the Market Risk Benefit liability. Notable items2 in the third and second quarters of 2023 reflect the special incentive compensation plan put in place in November 2022. In addition, notable items2 in the third quarter include the effect of actuarial assumption revisions.
For the third quarter of 2023, net investment income rose to $585 million, when adjusted to reflect non-GAAP operating income available to common stockholders1, from $547 million for the second quarter of 2023. Notable items2 in the third quarter of 2023 totaled $2 million reflecting the allocation of quarterly expense associated with the strategic incentive compensation award made in November 2022. The $40 million increase in net investment income relative to the second quarter of 2023, adjusted to reflect non-GAAP operating income available to common stockholders1 and notable items2, reflects a 27-basis point improvement in effective yield on the investment portfolio.
Compared to the second quarter of 2023, third quarter surrender charge income increased $12 million to $46 million, reflecting both increased lapse activity associated with higher interest rates as well as cohort changes in policies being surrendered.
Outflows in the third quarter of 2023, including surrenders, income utilization and partial withdrawals, increased 8.7% compared to the second quarter of 2023 to nearly $1.4 billion. Net deposits were also $1.4 billion in the third quarter.

As of September 30, 2023, account value of business ceded subject to fee income was $11.6 billion, up from $10.9 billion three months earlier. Flow reinsurance ceded subject to fee income in the third quarter of 2023 totaled $870 million of account value. Revenue associated with recurring fees under reinsurance agreements for the third quarter of 2023 totaled $27 million compared to $23 million for the second quarter of 2023, each as adjusted to reflect non-GAAP operating income available to common stockholders1.
Interest sensitive and index product benefits in the third quarter increased $19 million from the second quarter of 2023 to $239 million when adjusted to reflect non-GAAP operating income available to common stockholders1 primarily reflecting a $14 million increase in the cost of money for deferred annuities. Interest sensitive and index product benefits adjusted to reflect non-GAAP operating income available to common stockholders1 includes a benefit of from notable items2 of $2 million reflecting the annual actuarial assumption revision process. Cost of money for deferred annuities in the third quarter benefited from approximately $6 million in hedging gains.
Compared to the second quarter of 2023, the change in the MRB liability decreased by $46 million to $(5.6) million when adjusted to reflect non-GAAP operating income available to common stockholders1. Third quarter change in MRB liability when adjusted to reflect non-GAAP operating income available to common stockholders1 included a benefit from notable items2 of $33 million reflecting the annual actuarial assumption revision process. Excluding actuarial assumption revisions, the change in the MRB liability adjusted to reflect non-GAAP operating income available to common stockholders1 was $14 million less than expected, consisting of a $10 million benefit from reserves released due to higher-than-expected surrenders, and a $7 million greater-than-modeled benefit from higher amortization of net deferred capital market impact due to favorable third quarter capital market changes, offset by $3 million of other adverse experience. The change in the modeled expectation for the MRB liability, adjusted to reflect non-GAAP operating income available to common stockholders1, for the fourth quarter of 2023 is $32 million, based on current in-force. Fourth quarter 2023 expected change in the MRB liability includes an expected benefit from the amortization of capital market impacts on the fair value of market risk benefits of $28 million.
Amortization of deferred policy acquisition and sales inducement cost was $119 million for the third quarter of 2023. Amortization in the quarter included $1 million of expense associated with new sales. For the fourth quarter of 2023, the modeled expectation for deferred acquisition cost and deferred sales inducement amortization is $123 million before the effect of new sales and experience variances.
Other operating costs and expenses adjusted to reflect non-GAAP operating income available to common stockholders1 for the third quarter of 2023 decreased to $67 million, down $9 million from the second quarter. Notable items2 in the third and second quarters of 2023 were $7 million and $11 million, pre-tax, respectively, both reflecting quarterly expense associated with the strategic incentive compensation award made in November 2022.
The effective tax rate on pre-tax operating income available for common stockholders1 for the third quarter of 2023 was 21.9% compared to the second quarter of 2023 tax rate of 20.8%.
INVESTMENT SPREAD INCREASES FROM PRIOR SEQUENTIAL QUARTER ON IMPROVED MARK-TO-MARKET PRIVATE ASSET RETURNS
American Equity’s investment spread was 2.73% for the third quarter of 2023 compared to 2.57% for the second quarter of 2023 and 2.73% for the third quarter of 2022. Excluding non-trendable items3, adjusted investment spread increased to 2.68% in the third quarter of 2023 from 2.53% in the second quarter of 2023.

Average yield on invested assets was 4.69% in the third quarter of 2023 compared to 4.42% in the second quarter of 2023. The average adjusted yield on invested assets excluding non-trendable items3 was 4.69% in the third quarter of 2023 compared to 4.41% in the second quarter of 2023.
While the return on mark-to-market private assets improved from the second quarter of 2023, the contribution was $10 million, or 8 basis points of yield, less than assumed rates of return used in our investment process.
During the third quarter of 2023, long-term investment asset purchases totaled $630 million and were made at an average rate of 7.82%.
The point-in-time yield on the portfolio at September 30, 2023, was 4.79%. During the third quarter, we added $6 billion to our cash and cash equivalents positions – at a weighted average yield of 5.47% – to raise additional liquidity. The increase in our cash and cash equivalents positions was funded by sales of high-quality structured securities, corporate debt securities, and new product sales.
The aggregate cost of money for annuity liabilities of 1.96% in the third quarter of 2023 was up 11 basis points compared to the second quarter of 2023. The cost of money in the third quarter of 2023 reflects a five-basis point benefit from the over-hedging of index-linked credits compared to a three-basis point benefit in the second quarter of 2023. The thirteen-basis point increase in the adjusted cost of money compared to the second quarter is in line with increased market costs.
Cost of options in the third quarter of 2023 averaged 2.02% compared to 1.93% in the second quarter of 2023, reflecting both market effects on the cost of options for renewals as well as higher option costs on new sales due to increases in caps, participation rates and credited interest rates on our annuity products over time consistent with the interest rate environment.
Net account balance growth in the second quarter was a positive $276 million, or 0.6% of account values. Index credits in the third quarter increased to $121 million from $66 million in the second quarter of 2023.
FIA SALES INCREASE 18% FROM PRIOR SEQUENTIAL QUARTER TO NEW RECORD
Third quarter 2023 sales were $2.2 billion, substantially all of which were in fixed index annuities. Total enterprise FIA sales increased 18% and 203% compared to the second quarter of 2023 and the third quarter of 2022, respectively. Compared to the second quarter of 2023, FIA sales at American Equity Life in the Independent Marketing Organization (IMO) channel increased 17%, while Eagle Life FIA sales through banks and broker-dealers rose 23%. The increase in FIA sales relative to the second quarter was driven by strong sales in the income product space.
Bhalla noted, "We achieved record FIA sales in the third quarter of 2023, despite going against trend and lowering S&P 500 caps on our accumulation products. Income product sales, which we believe is the most attractive sector in the FIA marketplace, were up 28% from the second quarter on a total enterprise basis to $1.4 billion, while accumulation product sales increased 3% sequentially. We were particularly pleased with income product sales at Eagle Life, which were up 67% to $409 million as we continue to benefit from our early mover advantage as demand grows for guaranteed lifetime retirement income products in the broker-dealer channel."
Bhalla continued, "With the pricing changes we made on accumulation products, we are very confident that new sales are making targeted double-digit returns. Total enterprise FIA sales in October were over $750 million, and we now expect total enterprise FIA sales to be an all-time record for AEL in its 28 years of existence as we celebrate our 20th anniversary as a public company this December."

CREDIT AND CAPITAL METRICS REMAIN STABLE
With regard to credit markets, Jim Hamalainen, Chief Investment Officer, added, "Credit metrics in the investment portfolio remained stable in the third quarter, and our core fixed income portfolio is "A" rated. Total net realized losses for the quarter of approximately $45 million were almost entirely interest rate-related as we raised liquidity. We saw very little deterioration in the commercial mortgage loan portfolio and all loans are current. Average loan-to-value of the commercial mortgage loan portfolio is now 51%, and 81% of the portfolio maintains a debt service coverage ratio of 1.2x or higher. Looking specifically at our direct office mortgage loan exposure, we are considerably underweight relative to our peers at just 8% of the commercial mortgage loan portfolio. The average debt service coverage ratio on the office mortgage loan portfolio is 1.86x with an average loan-to-value ratio of 61%. We have only $7 million in principal amount of office mortgage loans maturing through the end of 2024 with just $31 million set to mature in 2025."
Hamalainen continued, "We built up a substantial cash position in the investment portfolio of $6.8 billion funded primarily through sales of the core fixed income portfolio – primarily high-quality structured assets and corporate debt securities – largely before the latest move higher in long-term interest rates. Our substantial cash holdings will help protect the company if macro-economic trends point to stubbornly high inflation or growing risks in the economy, while providing the company with substantial dry powder to take advantage of opportunities that may emerge in the private asset sector."
As of September 30, total adjusted capital at American Equity Investment Life Insurance Co. totaled $4.0 billion with estimated excess capital of over $500 million above rating agency requirements. Additionally, cash and equivalents at the holding company level was $481 million at quarter-end.
PENDING MERGER WITH BROOKFIELD REINSURANCE
On July 5, 2023, Brookfield Reinsurance and American Equity announced that they had entered into a definitive agreement whereby Brookfield Reinsurance will acquire all outstanding shares of common stock of American Equity it does not already own in a cash and stock transaction that values AEL at approximately $4.3 billion.
The merger is expected to close in the first half of 2024, subject to approval by American Equity shareholders and the satisfaction of other closing conditions customary for a transaction of this type, including receipt of insurance regulatory approvals in relevant jurisdictions. AEL will be holding a special meeting of its shareholders on November 10 to approve the merger agreement and the transactions contemplated by the merger agreement.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release such as believe, build, confident, continue, could, estimate, expect, exposure, future, grow, likely, maintain, may, might, model, opportunity, outlook, plan, potential, proposed, risk, scenario, should, trend, will, would, and their derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings and as described in the "Cautionary Notice Regarding Forward-Looking Statements" in AEL's July 5, 2023 news release. The Company's future results and events could differ, and it has no obligation to correct or update any of these statements.

ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, our policyholders work with over 40,000 independent agents and advisors affiliated with independent market organizations (IMOs), banks and broker-dealers through our wholly-owned operating subsidiaries. Advisors and agents choose one of our leading annuity products best suited for their clients' personal needs to create financial dignity in retirement. To deliver on its promises to policyholders, American Equity has re-framed its investment focus — building a stronger emphasis on insurance liability driven asset allocation and specializing in alternate, private asset management while partnering with world renowned, public fixed income asset managers. American Equity is headquartered in West Des Moines, Iowa with additional offices in Charlotte, NC, New York, NY and Miami, FL. For more information, please visit www.american-equity.com.

1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
2    Notable items reflect the increase (decrease) to non-GAAP operating income (loss) available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results. Notable items are further discussed in the tables that follow the text of the release.
3    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our September 30, 2023 financial supplement on page 10, “Spread Results”.
4    For the purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.

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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Premiums and other considerations	$2,657	$2,839	$9,310	$16,748
Annuity product charges	84,316	60,819	218,549	168,688
Net investment income	586,614	609,737	1,690,622	1,769,468
Change in fair value of derivatives	(383,026)	(176,671)	(94,397)	(1,160,371)
Net realized losses on investments	(44,672)	(15,860)	(97,138)	(62,259)
Other revenue	20,763	10,988	53,893	29,213
Total revenues	266,652	491,852	1,780,839	761,487

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,193	6,659	14,526	27,272
Interest sensitive and index product benefits	193,686	68,982	373,984	497,245
Market risk benefits (gains) losses	(296,114)	77,579	(256,544)	(29,806)
Amortization of deferred sales inducements	48,354	46,223	141,906	136,004
Change in fair value of embedded derivatives	(451,806)	(415,374)	166,398	(2,695,007)
Interest expense on notes and loan payable	12,003	8,984	34,248	21,870
Interest expense on subordinated debentures	1,340	1,333	4,014	3,996
Amortization of deferred policy acquisition costs	70,561	71,726	207,272	217,180
Other operating costs and expenses	76,630	59,470	226,331	177,137
Total benefits and expenses	(343,153)	(74,418)	912,135	(1,644,109)
Income before income taxes	609,805	566,270	868,704	2,405,596
Income tax expense	133,691	121,380	193,335	517,952
Net income	476,114	444,890	675,369	1,887,644
Less: Net income (loss) available to noncontrolling interests	(42)	1	(156)	(3)
Net income available to American Equity Investment Life Holding Company stockholders	476,156	444,889	675,525	1,887,647
Less: Preferred stock dividends	10,918	10,918	32,756	32,756
Net income available to American Equity Investment Life Holding Company common stockholders	$465,238	$433,971	$642,769	$1,854,891

Earnings per common share	$5.96	$4.95	$8.06	$20.09
Earnings per common share - assuming dilution	$5.82	$4.90	$7.92	$19.89

Weighted average common shares outstanding (in thousands):
Earnings per common share	78,034	87,707	79,719	92,339
Earnings per common share - assuming dilution	79,952	88,581	81,191	93,270

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income available to common stockholders, we have consistently utilized non-GAAP operating income (loss) available to common stockholders and non-GAAP operating income (loss) available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income (loss) available to common stockholders equals net income available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income (loss) available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income (loss) available to common stockholders together with net income available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income Available to Common Stockholders to Non-GAAP Operating Income (Loss) Available to Common Stockholders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income available to American Equity Investment Life Holding Company common stockholders	$465,238	$433,971	$642,769	$1,854,891
Adjustments to arrive at non-GAAP operating income (loss) available to common stockholders:
Net realized losses on financial assets, including credit losses	46,771	16,945	93,892	67,724
Change in fair value of derivatives and embedded derivatives	(115,747)	(400,952)	(34,361)	(1,718,972)
Capital markets impact on the change in fair value of market risk benefits	(290,558)	(179,509)	(338,308)	(395,926)
Net investment income	(1,746)	—	372	—
Other revenue	5,969	—	17,907	—
Expenses incurred related to acquisition	9,714	—	9,714	—
Income taxes	75,879	120,802	55,487	441,836
Non-GAAP operating income (loss) available to common stockholders	$195,520	$(8,743)	$447,472	$249,553
Impact of excluding notable items (a)	$(20,958)	$181,890	$(2,500)	$181,890

Per common share - assuming dilution:
Net income available to American Equity Investment Life Holding Company common stockholders	$5.82	$4.90	$7.92	$19.89
Adjustments to arrive at non-GAAP operating income (loss) available to common stockholders:
Net realized losses on financial assets, including credit losses	0.58	0.19	1.16	0.73
Change in fair value of derivatives and embedded derivatives	(1.44)	(4.52)	(0.42)	(18.43)
Capital markets impact on the change in fair value of market risk benefits	(3.63)	(2.03)	(4.17)	(4.25)
Net investment income	(0.02)	—	—	—
Other revenue	0.07	—	0.22	—
Expenses incurred related to acquisition	0.12	—	0.12	—
Income taxes	0.95	1.36	0.68	4.74
Non-GAAP operating income (loss) available to common stockholders	$2.45	$(0.10)	$5.51	$2.68
Impact of excluding notable items (a)	$(0.26)	$2.05	$(0.03)	$1.95

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Notable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Notable items impacting non-GAAP operating income (loss) available to common stockholders:
Expense associated with strategic incentive award	$6,610	$—	$25,068	$—
Impact of actuarial assumption updates	(27,568)	181,890	(27,568)	181,890
Total notable items (a)	$(20,958)	$181,890	$(2,500)	$181,890
(a)Notable items reflect the after-tax increase (decrease) to non-GAAP operating income (loss) available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results.
For the three months ended September 30, 2023 and 2022, non-GAAP operating income (loss) available to common stockholders would decrease $21.0 million and increase $181.9 million, respectively, if we were to exclude the impact of notable items.
For the nine months ended September 30, 2023 and 2022, non-GAAP operating income (loss) available to common stockholders would decrease $2.5 million and increase $181.9 million, respectively, if we were to exclude the impact of notable items.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q3 2023
Total stockholders’ equity attributable to American Equity Investment Life Holding Company	$2,053,576
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	1,353,576
Accumulated other comprehensive (income) loss (AOCI)	4,425,695
Total common stockholders’ equity excluding AOCI (b)	5,779,271
Net impact of fair value accounting for derivatives and embedded derivatives	(1,689,153)
Net capital markets impact on the fair value of market risk benefits	(866,530)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for fixed index annuities (b)	$3,223,588

Common shares outstanding	78,974,095

Book Value per Common Share: (c)
Book value per common share	$17.14
Book value per common share excluding AOCI (b)	$73.18
Book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities (b)	$40.82
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities. Since the net impact of fair value accounting for our fixed index annuity business is not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) and average net impact of fair value accounting for fixed index annuities is calculated by dividing non-GAAP operating income available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for fixed index annuities. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments. We exclude the net impact of fair value accounting for fixed index annuities as the amounts are not economic in nature but rather impact the timing of reported results.

Twelve Months Ended
September 30, 2023
Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Fixed Index Annuities
Average total stockholders’ equity	$2,105,622
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	1,405,622
Average AOCI	4,205,096
Average common stockholders' equity excluding average AOCI	5,610,718
Average net impact of fair value accounting for derivatives and embedded derivatives	(1,705,238)
Average net capital markets impact on the fair value of market risk benefits	(734,651)
Average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for fixed index annuities	$3,170,829

Net income available to American Equity Investment Life Holding Company common stockholders	$664,422
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	74,432
Change in fair value of derivatives and embedded derivatives	135,406
Capital markets impact on the change in fair value of market risk benefits	(335,999)
Net investment income	1,848
Other revenue	23,876
Expenses incurred related to acquisition	9,714
Income taxes	15,489
Non-GAAP operating income available to common stockholders	$589,188
Impact of excluding notable items (a)	$(2,500)

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company
Net income available to common stockholders	47.3%

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Fixed Index Annuities
Non-GAAP operating income available to common stockholders	18.6%

Notable Items	Twelve Months Ended
September 30, 2023
Notable items impacting non-GAAP operating income available to common stockholders:
Expense associated with strategic incentive award	$25,068
Impact of actuarial assumption updates	(27,568)
Total notable items (a)	$(2,500)
(a)Notable items reflect the after-tax increase (decrease) to non-GAAP operating income (loss) available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results.